Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2019, with respect to the consolidated financial statements of Medicity LLC, included in Amendment no. 2 to the Registration Statement (Form S-1 No. 333-232400) and related Prospectus of Health Catalyst, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 23, 2019